Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Criollo Well Results, Anticipated Firefox Spud Date, Anticipated North Platte Spud Date, Approval of its 2010 Capital Program and Election of Jack Golden to its Board of Directors

Houston, Texas — January 29, 2010 — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced well results on its Criollo prospect, the anticipated spud dates of its exploratory wells on its Firefox and North Platte prospects, its 2010 capital program and the election of Jack Golden to Cobalt’s Board of Directors.

Criollo Well Results

Cobalt today announced that it reached a planned total depth of 31,145 feet TVD in the Criollo prospect exploration sidetrack well, and is in the process of suspending operations on the well.  The Green Canyon 685 #1 Sidetrack is located in approximately 4,200 feet of water.  The combined cost of the original well and subsequent sidetrack were within the approved AFE.

The original well discovered 55 feet of Miocene age oil bearing reservoirs and the sidetrack logged 73 feet of Miocene oil in correlative reservoirs.  Both the original Criollo well and the sidetrack encountered structural complexities associated with salt, which prevented the testing of the entire prospective interval.  A detailed review of the well data and reprocessing of the existing 3D pre-stack depth seismic data will be required prior to Cobalt and its partner determining the next appropriate steps, and while Criollo remains prospective, the potential size of the prospect has likely been reduced and the commerciality of the prospect has yet to be determined.

Cobalt is the operator of Criollo and has a 60% working interest in the prospect.  TOTAL E&P USA, INC. owns the remaining 40% working interest.

The original well and the sidetrack were drilled using Transocean’s Development Driller 1 rig. Cobalt is releasing this rig following the suspension of the sidetrack well.

Anticipated Firefox Spud Date

The next exploratory well in Cobalt’s 2010 drilling program, Firefox #1, is scheduled to spud in the first quarter of 2010. Firefox is located in Green Canyon blocks 773 and 817, where BHP Billiton Petroleum (GOM) Inc. is the operator and Cobalt owns a 30% working interest. This prospect lies within the Tahiti Basin approximately six miles northeast of the Heidelberg discovery.

Anticipated North Platte Spud Date

The next Cobalt-operated exploratory well in Cobalt’s 2010 drilling program, North Platte #1, is scheduled to spud in the second quarter of 2010. North Platte targets Lower Tertiary horizons and is located in Garden Banks blocks 915, 916, 958, 959 and 960. Cobalt is the operator of North Platte and has a 60% working interest in the prospect.  TOTAL E&P USA, INC. owns the remaining 40% working interest. Negotiations are currently in progress to secure a drilling rig to drill this well.

2010 Capital Program

Cobalt’s Board of Directors has approved a 2010 capital program of $430 million. This does not include $147 million for letters of credit to cover Cobalt’s Angolan work program which were previously approved by the Board of Directors. In the Gulf of Mexico, this program includes the commencement of three Cobalt-operated exploratory wells (North Platte, Aegean and Ligurian), three partner-operated exploratory wells (including Firefox) and one partner-operated appraisal well (Heidelberg #2).

Cobalt’s Chairman and Chief Executive Officer, Joseph H. Bryant, said “Our IPO has given the company the funding to embark on a robust exploration program. The number one priority for Cobalt is to drill these exploratory wells and convert through the drill-bit the company’s prospective resources into discoveries.”

Election of Jack Golden

Jack Golden was elected to Cobalt’s Board of Directors. Mr. Golden’s election brings the number of Directors to ten. His initial term as Director is effective immediately and will expire at Cobalt’s 2010 Annual Meeting of Stockholders, at which time he will be up for re-election.

Mr. Golden has well-rounded expertise and experience in the global oil and gas industry. After earning his PhD. in Physics, Mr. Golden joined Shell in 1977, later joining BP p.l.c. (“BP”) in 1982. He held numerous executive positions in North America including President of BP’s North American E&P business. For much of his last decade with BP he served as Group Vice President - Exploration and Production. During this period he was involved with the development and operation of BP’s business in

North America, Europe, South America, West Africa and Russia. Mr. Golden retired from BP at the beginning of 2006. He is currently managing partner of Edgewater Energy Partners, a Texas-based consulting firm focused on the oil and gas industry, and a director of Atwood Oceanics, Inc., an international offshore drilling company.

Since March 2007, Mr. Golden has served as an advisor to Cobalt’s Board of Directors. Commenting on the election, Mr. Bryant said, “Jack has played an important role as an advisor to the Board since early 2007 and we are fortunate that he has now joined the Board. Jack’s industry experience will be a tremendous asset to Cobalt as we execute our business plan.”

About Cobalt

Cobalt is an independent oil exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events.  Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words.  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate.  Actual results and future events could differ materially from those anticipated in such statements.  For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings.  Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations

John Wilkirson

Vice President, Strategic Planning and Investor Relations

+1 (713) 452-2322

Media Relations

Rich Smith

Vice President

+1 (713) 579-9141